Exhibit 99.1

                                PRESS RELEASE


                      LAWSON PRODUCTS ACQUISITION INCLUDES
                          MANUFACTURING FOR FIRST TIME


     DES PLAINES, IL. -- Lawson Products, Inc., said Wednesday that through its newly created subsidiary, Assembly Component Systems, Inc. (ACS), it has agreed to acquire substantially all of the assets of Automatic Screw Machine Products Company, Decatur, Alabama, for $10.3 million cash plus the assumption of trade payables. Automatic is a privately held manufacturer and distributor of production components. The firm has been owned since 1914 by the Norman families of Hinsdale, Illinois, and Decatur, Alabama. Automatic registered record revenues of $22.8 million in 1995. Lawson revenues for 1995 were a record $223.5 million.

     The transaction is scheduled to close on April 30.

     The acquisition will place Lawson in the manufacturing business for the first time in the 44 year history of the industrial distributor.

     ACS will continue to conduct sales and distribution activities to original equipment manufacturers through facilities in Memphis, Tennessee; Burr Ridge, Illinois; and Tupelo, Mississippi. Manufacturing activities will be conducted in decatur, Alabama by a subsidiary of ACS organized under the original name, Automatic Screw Machine Products Company.

     Stanley Belsky, chairman and chief executive officer of Automatic since 1987, will be the president and chief operating officer of ACS and the newly organized Automatic. His executive management team will remain intact.

     Automatic is a specialty manufacturer of machined-from-bar products and other screw machine parts. Market penetration includes original equipment manufacturing within the industrial, off-the-road, heavy-duty, HVAC, aerospace and transportation fields.

     ACS, together with its Automatic subsidiary, will continue to focus on manufacturing and distribution within selected O.E.M. market niches while Lawson continues to concentrate on the industrial maintenance and repair business. ACS and Automatic will go to market through a limited number of contract manufacturer representatives while Lawson sells through its independent agent sales force.

     Lawson Products is a distributor of approximately 33,000 expendable maintenance, repair and replacement fasteners, parts, chemical specialties, welding rods and supplies, hydraulic and other flexible hose, fittings, and electrical and shop supplies. These products are used for the repair and maintenance of capital equipment of all types in the industrial, heavy-duty equipment, in-plant, buildings and grounds maintenance and transportation fields.

     Customers are currently served from 10 strategically located Distribution Centers by approximately 1,675 agents in the United States, Puerto Rico, Canada, England and Mexico.

     Lawson Products was founded in 1952 by Sidney L. Port, chairman of the executive committee.